As filed with the Securities and Exchange Commission on November 22, 2022

Registration No. 333-134566

Registration No. 333-164014

Registration No. 333-216692

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Spectrum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

93-097187

(IRS Employer Identification No.)

2 Atlantic Ave., 6th Floor

Boston, Massachusetts 02110

United States of America

(Address of principal executive offices)

Spectrum Pharmaceuticals, Inc. 401(k) Plan,

as amended and restated

(Full Title of the Plan)

Nora Brennan

Chief Financial Officer

Spectrum Pharmaceuticals, Inc.

2 Atlantic Ave., 6th Floor

Boston, Massachusetts 02110

United States of America

+1 (617) 586-3900

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), relates to the following registration statements on Form S-8 (each as amended, the “Registration Statements”) of the Registrant, previously filed with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (Registration No. 333-134566) filed on May 30, 2006 for the registration of 500,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant that have been or may be issued and sold pursuant to the Spectrum Pharmaceuticals, Inc. 401(k) Plan (as amended and restated, the “Plan”).

•

Registration Statement on Form S-8 (Registration No. 333-164014) filed on December 24, 2009 for the registration of 500,000 shares of common stock, par value $0.001 per share, of the Registrant that have been or may be issued and sold pursuant to the Plan.

•

Registration Statement on Form S-8 (Registration No. 333-216692) filed on March 14, 2017 for the registration of 500,000 shares of common stock, par value $0.001 per share, of the Registrant that have been or may be issued and sold pursuant to the Plan.

The Registration Statements also registered an indeterminate amount of interests to be offered or sold pursuant to the Plan.

The Registrant has ceased offering Common Stock as an investment option under the Plan. As a result, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Spectrum Pharmaceuticals, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment to the registration statements and has duly caused and authorized the officers whose signatures appear below to sign this post-effective amendment to the registration statements on its behalf, in the City of Boston, Commonwealth of Massachusetts on November 22, 2022.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Keith M. McGahan
Keith M. McGahan
Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.